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Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

        MANAGEMENT SERVICE AGREEMENT dated as of February 12,2003 (this "Agreement"), by and between RICHARD G. LUBIC, a resident of the State of Nevada (the "Executive"), and USA BROADBAND, INC., a Delaware corporation (the "Company").

        WHEREAS, the Company desires to employ the Executive as the Chairman and Senior Management Consultant of the Company and the Executive desires to accept a Management Services Agreement with the Company in the aforementioned capacity, all upon the terms and provisions, and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        Section 1.    Definitions.    As used in this Agreement the following terms shall have the meanings set forth in this Section 1:

        (a)   "Affiliate" of any Person means any stockholder or person or entity controlling, controlled by under common control with such Person, or any director, officer or key executive of such Person or any of their respective relatives. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing.

        (b)   "Cause" shall mean (i) the Company being subjected to any criminal liability under any applicable law as a result of any action or inaction on the part of the Executive, which the Executive did not, at the time, reasonably believe to be in the best interests of the Company; (ii) the conviction or admission of the Executive of, or plea by the Executive of nolo contendre to, any felony or any other crime involving moral turpitude which the Board of Directors of the Company concludes is likely to have a material and adverse effect on the business, operations or reputation of the Company; (iii) if the Executive becomes chronically addicted to any narcotic or other illegal or controlled substance or repeatedly abuses any alcoholic product or any prescription stimulants or depressant, as determined by a physician designated by the Company, which in the reasonable opinion of the Board of Directors of the Company materially interferes with Executive's performance of his duties and obligations hereunder; (iv) the Executive commits fraud, or steals or misappropriates any asset or property of the Company, including, without limitation, any theft or embezzlement of a corporate opportunity; or (v) a breach of a material term or provision of this Agreement by the Executive which is not cured within thirty (30) business days after written notice of such breach is received by the Executive from the Company.

        (c)   "Change of Control" shall mean the occurrence of the following: (i) a change in the membership of more than fifty percent (50%) of the members of the current Board of Directors of the Company in any twelve (12) month period; and (ii) any Person or Person who together with a group (as such term is used in Section 13 of the Securities Exchange Act of 1934) (other than the Executive) shall acquire more than fifty percent (50%) of the capital stock of the Company of all classes of stock entitled to vote for directions.

        (d)   "Common Stock" shall mean the common stock, par value $.01 per share, of the Company, and any other class of common stock of the Company created after the date of this Agreement in accordance with the Company's Certificate of Incorporation and applicable law.

        (e)   "Confidential and Proprietary Information" shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Company or any Affiliate of the Company or any of the Company's or any such Affiliate's trade secrets (regardless of the medium in which maintained or stored), including, without limitation, research and development plans or projects; data and reports; computer materials such as programs, instructions and printouts; formulas; product testing information; business improvements, processes, marketing and selling strategies; strategic business plans (whether pursued or not); budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of executives; the identities of customers and potential customers; intellectual property strategies and any work in respect of any patents, trademarks, tradenames, service marks, trade dress, logos or other intellectual property prior to any filing or the use thereof in commerce; pricing, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how and other marketing techniques; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Company or any Affiliate of the Company a competitive advantage over any Person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive or (ii) was disclosed to the Executive by a Person who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Company.

        (f)    "Discretionary Bonus" shall have the meaning given to that term in Section 4(b) hereof.

        (g)   "Management Services Agreement" shall have the meaning given to that term in Section 2 hereof.

        (h)   "GAAP" shall mean generally accepted United States accounting principles, as from time to time in effect.

        (i)    "Good Reason" shall mean a (i) substantial change to or reduction in the duties or responsibilities of the Executive such that the responsibilities of the Executive are no longer commensurate with the Executive's office with the Company as set forth herein; (ii) a change in the Executive's office from that of Chairman and Senior Management Consultant of the Company which is not concurred in by the Executive within three (3) months of its occurrence; or (iii) the breach of a material term or provision of this Agreement by the Company which is not cured by the Company within thirty (30) business days after written notice of said breach is received by the Company from the Executive.

        (j)    "Gross Revenues" for each twelve (12) month period during the Term shall have the meaning of gross revenues of the Company set forth in the annual financial statements of the Company for the respective applicable twelve (12) months and which shall be determined in accordance with GAAP applied on a consistent basis.

        (k)   "Incapacity" shall mean any illness or mental or physical incapacity or disability which prevents the Executive from performing his duties or obligations hereunder for a continuous period of one hundred twenty (120) consecutive days or for shorter periods aggregating one hundred eighty (180) days within any consecutive twelve (12) month period.

        (l)    "Inventions" shall mean inventions, discoveries, concepts and ideas, whether patentable or not, including, without limitation, processes, methods, formulae and techniques, and improvements thereof or know-how related thereto, concerning any business activity of the Company or any Affiliate of the Company, with which the Executive becomes, directly or indirectly, involved as a result in whole or in part, directly or indirectly, of the Executive's Management Service Agreement by the Company, or any Affiliate of the Company.

        (m)  "Market Cap" shall mean the aggregate market value of all of the Company's issued and outstanding shares of Common Stock as of the date of determination.

        (n)   "Person" shall mean, without limitation, any natural person, corporation, partnership, limited liability company, joint stock company, joint venture association, trust or other similar entity or firm.

        (o)   "Consulting Fees" shall have the meaning given to that term in Section 4(a) hereof.

        (p)   "Without Cause" shall mean the termination of the Executive's Management Service Agreement hereunder by the Company, other than termination by the Company due to the Executive's death or Incapacity or based upon Cause.

        Section 2.    Management Service Agreement and Term.    The Company hereby employs the Executive as the Chairman and Senior Management Consultant of the Company and the Executive hereby accepts such Management Service Agreement in that office and capacity, upon the terms and provisions, and subject to the conditions, set forth in this Agreement, for a term of three (3) years, commencing on March 1, 2003, and terminating on February 31, 2006, unless earlier terminated as provided in this Agreement (the "Management Service Agreement Term").

        Section 3.    Executive's Duties.

        (a)   The Executive shall be the Senior Management Consultant of the Company responsible for overseeing the day-to-day operations of the Company and the Company's strategic operations including, without limitation, overseeing the Company's merger and acquisition activity, strategic business development, joint ventures, capital raising (including, without limitation, liaising with investment banks and financial advisers), international affairs, the Company's relationships with outside counsel and other professionals. The Executive shall report directly and only to the Company's Board of Directors. The Executive may perform such other duties as may reasonably be assigned to the Executive by the Company's Board of Directors.

        (b)   The Executive shall devote a substantial part of his business time, effort, skill and attention to the business, operations and affairs of the Company and to the furtherance of the interests, business and prospects of the Company. The Executive shall perform the Executive's duties and obligations hereunder diligently, competently, faithfully and to the best of his ability. Subject to disclosure to the Company's general corporate counsel, the Executive may serve on the board of directors or other governing boards of, and act as a consultant to, other corporations, businesses or organizations; provided that such service does not materially interfere with the Executive's performance of his duties and obligations hereunder. The Executive may also engage in such charitable activities that do not materially interfere with the Executive's performance of his duties and obligations hereunder.

        (c)   The Executive agrees to execute policy statements and agreements that the Company may reasonably from time to time require all of its senior executive officers to execute.

        Section 4.    Compensation.

        (a)   In consideration of the performance of all of the duties and obligations to be performed by the Executive hereunder, the Company agrees to pay, and the Executive agrees to accept, for the first year of the Management Service Agreement Term a consulting fee (the "Consulting Fee") at an annual rate of $250,000, payable to DL COMMUNICATIONS, INC., a (Nevada Corporation) controlled by the Executive for management purposes of other entities involved in ventures with USA BROADBAND, Inc. and for tax purposes. For purposes of the Company's payroll practices, payment shall be, the sum of $10,417.00 on the 1st day of the month and the sum of $10,417.00 on the 15th day of each month ($20,833.33 per month).

        (b)   Simultaneously with the execution and delivery hereof, the Company shall grant to the Executive (the "Executive Option") the right and option to purchase up to 1,000,000 shares of the Company's Common Stock, at the prices and according to the terms and conditions set forth in the option agreement attached hereto as Exhibit A.

        (c)   At the sole discretion of the Board of Directors of the Company the Executive may be paid, in cash, Common Stock, options to purchase Common Stock, stock appreciation rights ("SAR's") or any combination thereof, an annual bonus in such an amount, if any, and based upon such criteria as the Board of Directors of the Company may from time to time consider appropriate (the "Discretionary Bonus").

        (d)   As additional consideration for the Executive's services to the Company hereunder, the Board of Directors of the Company may adapt a performance incentive plan for the Executive, which shall be based upon such criteria as the Board of Directors of the Company may establish including, without limitation, the Company attaining a certain level of annual Gross Levels on the Company's Market Cap attaining certain levels. Any amounts earned by the Executive pursuant to such incentive plan shall be in the form of stock options or stock appreciation rights, as shall be determined by the Board of Directors of the Company.

        (e)   Should there be a Change of Control of the Company or any other transaction in which the Company is not the surviving entity during the Management Service Agreement Term, then as part of that transaction, the Company will require the surviving entity to modify this Agreement in an equitable manner to provide the Executive the same type of benefits that he is entitled to earn pursuant to Section 4(c) of this Agreement.

        (f)    All options granted to the Executive pursuant to this Agreement or referred to herein, to the extent permitted by applicable law, shall be transferable and assignable. Any unvested options granted to the Executive hereunder shall fully vest upon a Change of Control or upon a termination of the Executive's Management Service Agreement under this Agreement by the Company without cause pursuant to Section 7(d) hereof or by the Executive for Good Reason pursuant to Section 7(e) hereof.

        Section 5.    Business Expenses.    The Executive shall be entitled to reimbursement for all ordinary, necessary and reasonable business expenses actually incurred by the Executive during the Management Service Agreement Term in the performance of the Executive's duties hereunder. For all air travel of more than two (2) hours of flying time, the Executive shall be entitled to travel business class.

        Section 6.    Termination of Management Service Agreement Term.

        (a)   In the event of the death of the Executive during the Management Service Agreement Term, the Executive's Management Service Agreement hereunder shall automatically terminate as of the date of death; provided, however, that the Executive's estate or legal representative, as the case may be, shall be entitled to receive, and the Company shall pay, any accrued and unpaid Consulting Fee and reimbursement of any amounts which are properly owing to the Executive pursuant to Section 6 hereof.

        (b)   In the event of the Executive's Incapacity, the Company may, in its sole discretion, terminate the Executive's Management Service Agreement hereunder upon written notice to the Executive; provided, however, that the Executive or the Executive's legal representative, as the case may be, shall be entitled to receive, and the Company shall pay, any accrued and unpaid Consulting Fees for a one (1) year period from the date of termination, less any amounts received by the Executive under any disability insurance policy maintained by the Company and reimbursement of business expenses which are properly owing to the Executive pursuant to Section 6 hereof, through the date of termination.

        (c)   The Company shall have the right to terminate the Executive's Management Service Agreement under this Agreement at any time for Cause upon written notice to the Executive. In the event the Executive's Management Service Agreement hereunder is terminated by the Company for Cause, the Company shall only be obligated to pay accrued and unpaid Consulting Fees through the date of termination and the Company shall pay any accrued and unreimbursed business expenses, which are properly owing to the Executive pursuant to Section 6 hereof through the date of termination.

        (d)   The Company shall have the right to terminate the Executive's Management Service Agreement hereunder Without Cause at any time upon thirty (30) days' prior written notice to the Executive. If the Company terminates the Executive's Management Service Agreement hereunder Without Cause, the Company shall (i) continue to pay Consulting Fees to the Executive provided for hereunder for a period equal to the greater of (x) two (2) years from the date of termination and (y) the remaining period of the Management Service Agreement Term and (ii) pay any unreimbursed business expenses which are properly owing to the Executive pursuant to Section 6 hereof through the date of termination. The Executive shall not be under any obligation to mitigate the Company's obligation pursuant to this Section 7(d) by securing other Management Service Agreement or otherwise.

        (e)   The Executive shall have the right to terminate his Management Service Agreement with the Company hereunder for Good Reason, upon not less than thirty (30) days prior written notice to the Company. Should the Executive terminate his Management Service Agreement hereunder for Good Reason, the Company shall be obligated to make the payments to the Executive provided for in Section 7(d) hereof upon the termination of the Executive's Management Service Agreement by the Company Without Cause.

        (f)    The failure of the Company to continue the Management Service Agreement of the Executive upon expiration of the entire Three (3) year Management Service Agreement Term shall not be considered a termination of Management Service Agreement for purposes of this Agreement.

        Section 7.    Inventions.    Any Inventions originated or conceived by the Executive related to the Company's business, during his Management Service Agreement by the Company or any Affiliate of the Company or with the use or assistance of the facilities, materials or personnel of the Company or any Affiliate of the Company, either solely or jointly with others, during the period of Management Service Agreement with the Company or any Affiliate of the Company shall be the sole and exclusive property of the Company. The Executive hereby irrevocably assigns and transfers to the Company and agrees to transfer and assign to the Company all of his right, title and interest in and to all Inventions, and to applications for patents and patents granted upon such Inventions and to all copyrightable material related thereto developed by the Executive or under his supervision. The Executive agrees for himself and his heirs and personal representatives, upon the request of the Company and at the Company's expense, to do such acts, to execute such documents and instruments and to participate in such legal proceedings as from time to time may be necessary or required to apply for, secure, maintain, reissue, extend or defend the worldwide rights of the Company in the Inventions.

        Section 8.    Restrictions Respecting Competing Businesses, Confidential Information, etc.    The Executive acknowledges and agrees that by virtue of the Executive's position and involvement with the business and affairs of the Company, the Executive will develop substantial expertise and knowledge with respect to all aspects of the Company's business, affairs and operations and will have access to all significant aspects of the business and operations of the Company and to Confidential and Proprietary Information.

        (a)   The Executive hereby covenants and agrees that, during the Management Service Agreement Term and thereafter, unless otherwise authorized by the Company in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other Person (other than in the regular course of business of the Company) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Company; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of the Company; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the Management Service Agreement Term, the Executive shall return all documents, records and other items containing any Confidential and Proprietary Information to the Company (regardless of the medium in which maintained or stored), without retaining any copies, notes or excerpts thereof, or at the request of the Company, shall destroy such documents, records and items (any such destruction to be certified by the Executive to the Company in writing).

        (b)   The Executive hereby covenants and agrees, that while the Executive is employed by the Company and for a period of one (1) year thereafter, he shall not, and shall cause each of his Affiliates not to, (i) directly or indirectly, engage or be interested (whether as an owner, partner, member, lender, shareholder, consultant, employee, agent, supplier, distributor or otherwise) in any business, activity or enterprise which competes with any aspect of the business of the Company in those states or countries in which the Company engages in business; or (ii) at any time, directly or indirectly, induce or influence any customer, vendor, supplier, distributor, consultant or any other Person that had a business relationship with the Company or any of its Affiliates, to terminate such relationship or to discontinue or reduce the extent of its relationship with the Company or any of its Affiliates. For purposes of this Agreement, neither the Executive nor his Affiliates shall be deemed to be directly or indirectly interested in a business if their interest, individually or in the aggregate with each other, is limited solely to the ownership of not more than five percent (5%) of the securities of any class of corporation whose shares are listed or admitted to trade on a national securities exchange or are quoted on Nasdaq or a similar means if Nasdaq is no longer providing such information.

        (c)   While the Executive is employed by the Company and for one (1) year after the Executive ceases to be an employed by the Company, the Executive shall not, directly or indirectly, solicit to employ for himself or others any employee of the Company or any Affiliate of the Company who was an employee of the Company or any Affiliate of the Company as of the date of the termination of the Executive's Management Service Agreement with the Company, or to solicit any such employee to leave such employee's employment or join the employ of another, then or at a later time; provided that the foregoing shall not apply to the Executive's administrative assistant.

        (d)   The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

        (e)   The parties acknowledge that a breach or attempted or threatened breach by the Executive of any of the provisions of this Agreement will result in immediate and irreparable injury and damage to the Company for which the Company will not have an adequate remedy at law and for which monetary damages are not readily calculable. Therefore, the Company shall be entitled to obtain injunctive and other equitable relief restraining and prohibiting any such breach or threatened breach including, without limitation, obtaining a temporary and permanent injunction enjoining any such breach or threatened breach (without being required to post a bond or other security or to show any actual damages). The right to an injunction and other equitable relief shall be in addition to, and cumulative with, all other rights and remedies available to the Company at law, in equity or otherwise. In addition, in the event of a breach of any such provision or any other agreement of the Executive contained herein, the Company shall not be limited in its recovery to actual or other damages.

        (f)    The provisions of this Section 9 are in addition to and independent of any agreements or covenants contained in any other agreement between the Company and the Restrained Party or between the Company and any of his Affiliates or any other Person, including, without limitation, the Asset Purchase Agreement.

        (g)   Without limiting the generality of the foregoing, if any provision of this Section 9 shall be held by any court of competent jurisdiction or another competent authority to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so that such provisions shall be legal, valid and binding to the fullest extent permitted by applicable law, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

        Section 9.    Severability.    Each term and provision of this Agreement is severable; the invalidity, illegality or unenforceability or modification of any term or provision of this Agreement shall not affect the validity, legality and enforceability of the other terms and provisions of this Agreement, which shall remain in full force and effect. Since it is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought, should any particular provision of this Agreement be deemed invalid, illegal or unenforceable, the same shall be deemed reformed and amended to delete that portion that is adjudicated to be invalid, illegal or unenforceable and the deletion shall apply only with respect to the operation of such provision and to the extent of such provision and, to the extent that a provision of this Agreement would be deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereon, each party agrees that this Agreement shall be reformed and amended so that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

        Section 10.    Assignment.    This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto, the heirs, executors, administrators and legal representatives of the Executive and the successors and permitted assigns of the Company. (Neither this Agreement nor any rights or benefits hereunder may be assigned by the Executive or the Company without the prior written consent of the other party hereto, except that the Company may assign any of its rights or obligations hereunder to any other Person which purchases all or substantially all of the common stock or assets of the Company or is the successor to the Company by merger, consolidation or other similar transaction).

        Section 11.    Amendment; Entire Agreement.    This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by the parties hereto. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and/or contemporaneous agreements and understandings of any kind and nature (whether written or oral) between the parties with respect to such subject matter, all of which are merged herein.

        Section 12.    Waivers.    Waiver by either party of either breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement, any such waiver must be in writing to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written instrument and signed by the waiving party and delivered, in the manner required for notices generally, to the affected party.

        Section 13.    Notices.    Any and all notices, consents, instructions and other communications which are required or permitted to be given hereunder or made by one party hereto to the other party hereto shall be in writing and given as follows: (a) by personal delivery; (b) by first-class mail (postage prepaid); (c) by facsimile; or (d) by overnight delivery by a recognized express courier company (all costs prepaid), at the following respective addresses or facsimile numbers, set forth below:

    If to the Executive:

      Mr. Richard G. Lubic
      9420 Angel Fish Dr.
      Las Vegas, NV 89117
      (702) 254-7548

    If to the Company:

      USA Broadband, Inc.
      111 Orange Avenue
      Coronado, CA 92118
      (619) 435-2929
      (619) 424) 8040

    With a copy to:

      DL Communications, Inc.
      9420 Angel Fish Dr.
      Las Vegas, NV 89117
      (702) 254-7548

or to such other address as a party may have furnished to the other parties in writing in accordance herewith. Any notice, consent, direction, approval, instruction, request or other communication given in accordance with this Section 14 shall be effective after it is received by the intended recipient.

        Section 14.    Governing Law; Jurisdiction.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD OR REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED WITHOUT REGARD TO ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AGREEMENT TO BE DRAFTED. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF CALIFORNIA WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF THE PARTIES WAIVE ANY RIGHT TO CONTEST THE VENUE OF SAID COURTS OR TO CLAIM THAT SAID COURTS CONSTITUTE AN INCONVENIENT FORUM. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        Section 15.    Headings; Counterparts.    The headings contained in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Agreement. This Agreement may be executed in two (2) counterparts, each of which when executed shall be deemed to be an original, but both of which, when taken together, shall constitute one and the same document.

        IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

/s/ RICHARD G. LUBIC RICHARD G. LUBIC
USA Broadband, Inc
By:	/s/ GRANT MILLER
Name: Grant Miller Title: Chief Financial Officer

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  Exhibit 10.3
MANAGEMENT SERVICES AGREEMENT